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                      [LETTERHEAD OF BAKER BOTTS L.L.P.]

                                                                   EXHIBIT 5.1
                                                                   July 13, 2001

U.S. Concrete, Inc.
2925 Briarpark, Suite 500
Houston, Texas 77042

Gentlemen:

          U.S. Concrete, Inc., a Delaware corporation, has engaged us to render our opinion as to the legality of the 1,820,000 shares of common stock, par value $.001 (the "Shares"), it is offering pursuant to the registration statement on Form S-3 (Reg. No. 333-42860) it filed with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933 (the "1933 Act"), which relates to its offering and sale of various securities under the 1933 Act's Rule 415. In this letter, "Registration Statement" means that registration statement when it became effective under the 1933 Act.

          For purposes of the opinions we express below, we have examined, among other agreements, instruments and documents, the following:

          . the Registration Statement and its exhibits, including U.S. Concrete's restated certificate of incorporation and amended and restated bylaws, each as in effect on the date of this letter;

          .  the prospectus the Registration Statement includes;

          . the prospectus supplement dated July 12, 2001 that U.S. Concrete prepared and filed with the SEC on July 13, 2001 under the 1933 Act's Rule 424(b)(5);

          . the underwriting agreement dated July 12, 2001 between U.S. Concrete and BB&T Capital Markets, a division of Scott & Stringfellow, Inc. (the "Underwriting Agreement"), relating to the offering and sale of the Shares; and

          . the resolutions of the board of directors of U.S. Concrete and its finance committee authorizing the issuance of the Shares and approving the terms of the offering and sale of the Shares.

          On the basis of and subject to the foregoing, we are of the opinion that:

          1. U.S. Concrete is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware.

          2. The Shares, when issued against payment therefor in accordance with the terms of the Underwriting Agreement, will have been duly authorized and validly issued and will be fully paid and nonassessable.
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          We limit the opinions we express above in all respects to matters of the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal securities laws of the United States of America, each as in effect on the date hereof.

          We hereby consent to the filing of this opinion of counsel with the SEC as Exhibit 5.1 to U.S. Concrete's Current Report on Form 8-K reporting the offering of the Shares. In giving this consent, we do not hereby admit we are in the category of persons whose written consent Section 7 of the 1933 Act requires to be filed in connection with the Registration Statement.

                              Very truly yours,



                              /s/ BAKER BOTTS L.L.P.